Exhibit 99.1

News Release From Lifeline Systems, Inc.

FOR IMMEDIATE RELEASE

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com

Lifeline Systems Reports 26 Percent Gain in Fiscal 2003 Net Income;

Annual Revenues Increase 11 Percent

FRAMINGHAM, Mass.—February 17, 2004—Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the fourth quarter and year ended December 31, 2003.

Lifeline reported an increase of 18 percent in net income for the fourth quarter of 2003 to $3.1 million, or $0.22 per diluted share, from $2.6 million, or $0.20 per diluted share, for the fourth quarter of 2002. Total revenues for the fourth quarter grew 15 percent to $31.4 million, from $27.3 million a year earlier. Service revenues increased 16 percent year-over-year to $23.8 million from $20.6 million and product revenues increased to $7.2 million in the fourth quarter of 2003 from $6.4 million in the fourth quarter of 2002.

For the year ended December 31, 2003, Lifeline reported net income of $10.3 million, an increase of 26 percent from $8.1 million for 2002. Earnings per share for the same period increased to $0.76 per diluted share, from $0.60 per diluted share, for the same period in 2002. Fiscal 2003 net income included an after-tax benefit of $0.4 million from a settlement with one of the Company’s former suppliers, which Lifeline recorded as a non-recurring item. Total revenues for fiscal 2003 increased 11 percent to $116.2 million from $105.0 million for fiscal 2002. Service revenues for the year were $90.7 million, up 16 percent from $78.0 million in 2002, while product revenues decreased by six percent to $24.2 million from $25.6 million in 2002. This revenue performance follows the Company’s gradual shift in its revenue mix to a recurring revenue model.

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Lifeline Systems Reports 26 Percent Gain in Fiscal 2003 Net Income; Annual Revenues Increase 11 Percent

Comments of Fourth-Quarter Performance

“The positive performance trends evident in the first three quarters of 2003 continued through the fourth quarter,” said Ron Feinstein, president and chief executive officer of Lifeline. “Reflecting the success of Lifeline’s revenue mix strategy, service revenues grew to 76 percent of total fourth-quarter 2003 revenues.”

“Lifeline’s total gross margin for the fourth quarter of 2003 was 53 percent, up from 51 percent a year earlier. Our service gross margin—increasingly a key driver of profitability with the gradual shift in revenue mix—increased to 48 percent in the fourth quarter of 2003 from 46 percent in the fourth quarter of 2002 and our fourth-quarter 2003 product margin grew to 67 percent from 66 percent in the fourth quarter of 2002. Despite the fact that our SG&A expenses increased by $1.7 million for the quarter, which was largely the result of investments in our new direct marketing program, our senior living focus and other sales and marketing initiatives, the Company’s return on sales for the quarter remained flat quarter-over-quarter at 10 percent,” said Feinstein.

Comments on Fiscal Year 2003 Performance

Service revenues accounted for 78 percent of total 2003 revenues, up from 74 percent of 2002 revenues. Product revenues comprised 21 percent of 2003 revenues, compared to 24 percent in 2002. The year-over-year decrease in product revenue on an absolute basis was partially offset by Lifeline’s Senior Living revenues, which benefited from the acquisition in July of the assets of March Networks.

Feinstein added, “Lifeline’s strong operating performance in 2003 culminated in across-the-board improvements for the year. Our total gross margin increased to 52 percent in 2003 from 50 percent in 2002 and our service gross margin increased to 47 percent from 44 percent a year earlier. Our product gross margin declined slightly to 67 percent in 2003 from 68 percent in 2002, with the growth of our Senior Living business producing lower product gross margins. We continued to realize increases in the effective yields on our pricing strategies and our subscriber count grew to approximately 386,000 at year end, up six percent from where we began 2003. Trends in healthcare and demographics continue to work in our favor, as pressures to contain healthcare costs increase and the number of elders increases as well as baby boomers assuming eldercare responsibility for aging parents rises.”

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Lifeline Systems Reports 26 Percent Gain in Fiscal 2003 Net Income; Annual Revenues Increase 11 Percent

“Lifeline’s liquidity metrics showed similar strength for the year just ended,” said Mark Beucler, chief financial officer. “We ended the year with a record cash position of $21.4 million and a record working capital position of $33.4 million. At the end of fiscal 2002, our cash position was $11.1 million and our working capital position was $19.5 million.”

Comments on Outlook

Said Feinstein, “During 2004, Lifeline’s primary focus will be on continuing to improve the profitability and value of each subscriber, while we invest in new initiatives to grow our subscriber base. We stand to achieve this by further improving our direct marketing competencies, developing our channel strategies and increasing our ability to serve chronically ill subscribers. We expect that our direct marketing campaign will be accretive late in 2004, well ahead of the three-year schedule, and its benefit will be measured in incremental revenue increases and profitability.

Comments on the Stock Split

“Lifeline completed its two-for-one stock split, in the form of a 100% stock dividend that was mailed on December 17, 2003 to shareholders of record. This stock split reflects our confidence in the long-term growth of Lifeline,” Feinstein added.

About the Fourth-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s Web site at www.lifelinesys.com.

Lifeline will Webcast its quarterly conference call over the Internet at 11:00 a.m. ET today, Tuesday, February 17. On the conference call, Lifeline CEO Ron Feinstein and CFO Mark Beucler will summarize the Company’s fourth-quarter and fiscal 2003 financial results, review business and operations highlights from the quarter and the year and discuss Lifeline’s strategic direction and growth initiatives for 2004. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s Web site at www.lifelinesys.com at least 15 minutes prior to the event and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

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Lifeline Systems Reports 26 Percent Gain in Fiscal 2003 Net Income; Annual Revenues Increase 11 Percent

Lifeline’s fourth-quarter conference call also can be heard live by dialing (800) 478-6251 at least five minutes prior to the call. The confirmation code is 665903. The international dial-in number is (913) 981-5558. A replay of the call will be available from 1:00 p.m. ET on Tuesday, February 17, through midnight ET Monday, February 23. To access the replay, dial (888) 203-1112 (US) or (719) 457-0820 (International). The confirmation code is 665903.

About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada. As of December 31, 2003, it serves approximately 386,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The Company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology and a national support structure that accord subscribers the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning Lifeline’s ability to grow the business organically, and the Company’s fourth-quarter and fiscal year end 2003 financial and operating results, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s quarterly and annual financial statements upon review or audit, the risk that the Company’s direct marketing competencies will not be successful in generating incremental revenue and profitability, the risk that a decline in the Company’s product revenues will not be offset by an increase in service revenues, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

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Lifeline Systems, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues
Services	$23,788	$20,562	$90,698	$78,041
Net product sales	7,238	6,397	24,167	25,597
Finance and rental income	338	383	1,294	1,370

Total revenues	31,364	27,342	116,159	105,008

Costs and expenses
Cost of services	12,405	11,094	48,408	43,821
Cost of sales	2,364	2,181	7,882	8,159
Selling, general and administrative	11,046	9,351	41,883	37,815
Research and development	385	344	1,816	1,642
Other non-recurring item	—	—	(700)	—

Total costs and expenses	26,200	22,970	99,289	91,437

Income from operations	5,164	4,372	16,870	13,571
Other income (loss), net	28	16	228	(21)

Income before taxes	5,192	4,388	17,098	13,550
Provision for income taxes	2,077	1,755	6,839	5,420

Net income	$3,115	$2,633	$10,259	$8,130

Net income per weighted average share:
Basic	$0.23	$0.20	$0.78	$0.63

Diluted	$0.22	$0.20	$0.76	$0.60

Weighted average shares:
Basic	13,357	12,952	13,126	12,862

Diluted	13,914	13,400	13,539	13,450

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$21,356	$11,065
Accounts receivable, net	10,586	10,416
Inventories	5,865	5,457
Net investment in sales-type leases	2,234	2,220
Prepaid expenses and other current assets	3,238	2,085
Prepaid income taxes	1,708	238
Deferred income taxes	1,805	1,602

Total current assets	46,792	33,083

Property and equipment, net	33,884	31,418
Net investment in sales-type leases	4,488	4,434
Goodwill, net	7,226	7,226
Other intangible assets, net	8,857	7,365
Other assets	242	134

Total assets	$101,489	$83,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,937	$2,341
Accrued expenses	4,224	3,332
Accrued payroll and payroll taxes	5,511	4,409
Accrued income taxes	—	1,691
Deferred revenues	1,001	877
Current portion of capital lease obligation, product warranty and other current liabilities	725	575
Accrued restructuring and other non-recurring charges	—	310

Total current liabilities	13,398	13,535

Deferred income taxes	7,635	7,251
Long term portion of capital lease obligation and other non-current liabilities	1,230	81

Total liabilities	22,263	20,867

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 13,407,628 shares issued at December 31, 2003 and 14,202,454 shares issued at December 31, 2002	268	142
Additional paid-in capital	25,291	23,869
Retained earnings	53,835	43,576
Less: Treasury stock at cost, 621,089 shares at December 31, 2002	—	(4,556)
Unearned compensation expense	(622)	—
Accumulated other comprehensive income/(loss)—cumulative translation adjustment	454	(238)

Total stockholders’ equity	79,226	62,793

Total liabilities and stockholders’ equity	$101,489	$83,660